FY 2025 Shareholder Letter

DeFi Development Corp. is just a week away from the one-year anniversary of initiating its Solana treasury strategy. A year feels like a long time in crypto, and yet in the context of what our team is building, we’re still in our opening chapter. That may sound strange coming from a company that just completed a year in which we delivered over 600% equity returns, built the highest-yielding treasury infrastructure in the digital asset treasury (“DAT”) space, and established ourselves as the only Solana DAT with positive returns since launch. By most measures, we’re far past the starting line. But zoom out, and what we’ve built is just the foundation. Solana is no longer an upstart. It is becoming the default infrastructure for the onchain economy. According to RWA.xyz, in 2025 alone tokenized equities volume on Solana hit $3B, more than every other chain. Stablecoin Total Value Locked (“TVL”) on Solana currently stands at over $16 billion, up over 5x from late 2021.1 In 2025, daily active users on Solana surpassed 4.2 million, up 56% y/y, and Solana DEX volume reached $1.5 trillion, up 57% y/y.2,3 Institutions and legacy financial players such as JPMorgan, Western Union, PayPal, and more, are integrating Solana faster than anyone predicted. Simultaneously, DAT holdings of SOL now account for approximately 3% of circulating SOL supply, demonstrating that more corporations increasingly view SOL as a treasury-grade asset. The infrastructure for a new financial system is being built in real time, and it’s being built on Solana. Of everything happening in crypto today, real-world asset (“RWA”) tokenization may be the development we are watching most closely in 2026, and Solana is at the center of this trend. RWA tokenization is a fundamental reimagining of how assets are issued, traded, and settled. Tokenized securities can trade 24/7 on open, permissionless rails. They are composable, meaning they can be integrated into lending protocols, structured products, and automated strategies in ways that traditional securities simply cannot. Tokenization also unlocks accessibility: it removes the intermediaries, minimums, and jurisdictional barriers that have historically locked out the vast majority of global investors from the world’s best assets. This is a democratizing force, and it is arriving faster than the market appreciates. For example, Nasdaq and Payward recently announced a partnership to bring tokenized equities infrastructure to market in early 2027. Securitize just announced it is building tokenization rails on the NYSE. Tokenization is happening right here right now in 2026, and Solana is the natural beneficiary. Total RWA TVL today sits at just under $27B, with Solana accounting for approximately $1.7B or 6% of this TVL, according to rwa.xyz. Exactly one year ago, RWA TVL on Solana was $315M, implying y/y growth of over 400%. Solana’s market share of RWA TVL tripled over this period. The same speed, cost, and composability advantages that made Solana the home of DeFi are now making it the home of tokenized finance. We expect this trend to accelerate dramatically over the next 2-3 years, and DFDV is positioned to benefit directly as both a SOL accumulator and an active participant in the onchain economy that tokenization is building. Accordingly, we believe the price of SOL is going to be meaningfully higher in the years to come. Our newly published DFDV Model for SOL forecasts a base case of $10,000 per SOL. Even conservative assumptions around RWA tokenization, stablecoin adoption, DeFi growth, agentic finance, and more, imply a SOL price FY 2025 several multiples above today’s levels. Our conviction in SOL drives everything we do, including our urgency to accumulate SOL now, before the market fully prices in Solana’s trajectory. Thus far, it’s been a good start. Here’s what we accomplished in our first year: • First Solana Digital Asset Treasury to launch in the U.S. public markets • Brought our total SOL HODLings to 2.2M • Over 600% total equity return in 20254 • The only Solana DAT with positive equity returns since launch • Grew SOL per Share (“SPS”) at an average monthly rate of approximately 9% • Built a business that is synergistic with our treasury strategy, generating the highest organic yield among all DATs • Launched dfdvSOL, the first public company-branded liquid staking token issued by Sanctum, now integrated across Kamino, Drift, Orca, RateX, Exponent, and Fragmetric • Became the first U.S.-listed crypto treasury company to trade onchain via DFDVx on Kraken • Launched the DFDV Treasury Accelerator, with DFDV UK nearly in full swing for launch, and franchises in Japan and Korea in development • Closed $164M in convertible debt, $149M in equity PIPEs, and deployed our $5B ELOC facility, all while maintaining disciplined SPS accretion • Made a strategic investment in Apyx, extending our reach into dividend-backed stablecoins and the emerging DAT preferred equity market These achievements weren’t handed to us. We built them in a market that went from a handful of treasury vehicles to over 100 in under nine months. We navigated a crypto-wide liquidation event in October, broad- based mNAV compression across the entire DAT space, and a relentless wave of new entrants that diluted investor attention. Our ambition is to do more than survive, and the job is far from finished. Our focus remains unchanged for 2026: grow SPS as fast as possible for our shareholders. Every decision we make, from supporting the launch of Apyx, to our Treasury Accelerator initiative and our onchain deployment, is oriented around a single question: how can DFDV grow SPS as fast as possible? Every day we compound SPS is a day we widen our advantage and help drive value for our shareholders. This letter provides an overview of our FY 2025 results, an update on our SPS guidance and strategic initiatives, and our outlook for 2026 and beyond. Thank you for your continued trust. In Service of SPS Growth, Joseph Onorati Chief Executive Officer FY 2025

FY 2025

FY 2025 Financials

Income Statement Highlights

(In Thousands, Except Per Share Data)	FY 2025	FY 2024	% Change
Total Revenue	$11,386	$2,100	+442%
Digital Asset Treasury Revenue	$9,188	$-	-
Net Loss (Gain) on Digital Assets	$26,994	$-	-
Total OpEx (excl. FV changes)	$20,790	$5,103	+307%
Net Income (Loss)	$(73,788)	$(2,727)	NM
Wtd. Avg. Shares Outstanding (Diluted)	18,453	9,765	+89%
EPS (Diluted)	$(4.00)	$(0.28)	NM
Total Shares Outstanding	29,893	9,909	+202%

Our FY 2025 net loss of $(73.8)M is primarily attributable to unrealized losses on digital assets under fair value accounting. On an operational basis, our Digital Asset Treasury segment generated $9.2M in revenue during the period.

Organic Yield: Q4 Update and Looking Forward

In Q4, our Annualized Organic Yield ("AOY") came in at 8.3%, below our 10% guidance target. The primary driver was the crypto-wide liquidation event on October 10, 2025, which compressed yields across Solana DeFi. The looped staking strategy we discussed in our Q3 letter quickly became unprofitable; as such, we unwound the position promptly. More broadly, the decline in onchain activity reduced validator profits and compressed borrow demand for stablecoins, making several of our yield strategies temporarily uneconomical.

Since then, organic yield has recovered and is above Q4 levels. We remain confident in our ability to generate industry-leading organic yields over the short, medium, and long term, driven by our crypto expertise, DeFi deployments, and the structural advantages of Solana's onchain economy.

FY 2025

DFDV

Going forward, we are moving away from disclosing AOY as a standalone KPI. Shareholders should evaluate DFDV on a single metric: total SPS growth. SPS captures everything in our business: staking, capital raises, SOL purchases, DeFi deployment, share repurchases, and any other lever that compounds SOL on a per-share basis. By anchoring the conversation to SPS, we give investors the clearest possible signal of execution.

For investors who wish to back into our organic yield, the math is straightforward: track our SOL balance, our capital markets activity, and the resulting change in SPS. The organic contribution will be self-evident. We expect to maintain approximately 10% organic yield for the foreseeable future, but the metric that matters most is total SPS growth. That is what we will optimize, report, guide to, and be measured on.

SPS Update

SPS and Balance Sheet

As of March 30, 2026, our SPS stood at 0.0754, up 8% from the 0.0700 we reported during our last shareholder update on November 12, 2025. As of March 30, 2026, our total SOL and SOL equivalents stood at 2,223,074, with total shares outstanding of 29,497,394.

Date	Basic SPS	Fully Diluted SPS
November 12, 2025	0.0700	0.0482
March 30, 2026 (Today)	0.0754	0.0532
% Change (Last Letter to today)	8%	10%

Revised June 2026 Guidance: 0.085 SPS

As announced on February 17, 2026, we revised our June 2026 SPS guidance from 0.165 to 0.085. We are reaffirming this guidance as of March 30, 2026.

The primary driver for this revision is the broad-based mNAV compression that has swept through the entire Digital Asset Treasury space over the past six months. Since July 1, 2025, Strategy's (MSTR) mNAV has declined approximately 43% from 1.9x to 1.1x, and our own fully diluted mNAV has fallen over 80%.[5] This compression was not unique to DFDV. It was an industry-wide phenomenon driven by the rapid proliferation of DATs. In 2H'25, a flood of new crypto treasury vehicles launched globally, fragmenting investor attention and eroding the mNAV premiums that enable accretive equity issuance.

When we set our 0.165 guidance in July 2025, we assumed we could sustain average monthly capital raises of $50M, even as competition increased. While we continued to raise capital, the pace slowed materially as our mNAV compressed, making equity issuance less SPS accretive over time.

Our revised 0.085 target reflects a more conservative set of assumptions: • Organic yield contributing approximately 10% annualized growth on our SOL base • Some, albeit more limited than we originally forecasted, capital raising between now and June 30, 2026 • No contribution from $DONT • No contribution from the Treasury Accelerator Any material improvement in mNAV dynamics, capital market conditions, or contribution from our strategic initiatives between now and June 30, 2026, would represent upside. Maintaining 1.0 SPS by December 2028 We are maintaining our long-term target of 1.0 SPS by December 2028. This target assumes a more constructive crypto environment in 2027 and 2028. We expect NAV premiums to recover to levels that support accretive capital raising, though we do not assume premiums will return to 2025 levels. Combined with our ability to raise capital through equity and preferred equity offerings, that backdrop would put 1.0 SPS within reach. The path from 0.085 to 1.0 SPS in roughly two and a half years is ambitious. But so was the path from 0.0004 to 0.0754 in just under 12 months. We’ve demonstrated we can execute at pace. The question is whether the capital markets environment cooperates, and we believe it will once crypto markets recover. DFDV mNAV As of March 27, 2026, our mNAV* was 0.8x on a Fully Converted (Row 5) basis as described below (see Appendix for mNAV definitions): FY 2025

FY 2025

DFDV

DFDV Leverage

The increase in leverage ratios relative to our last shareholder letter is primarily driven by the decline in SOL/USD from $156 to $83, which reduced the market value of our treasury.

Metric	Value
Debt/Equity	161%
Debt/Total Assets	85%
Debt/SOL	92%

Capital Raises

ELOC Usage: To date, DFDV has raised approximately $60M in net proceeds via our Equity Line of Credit (ELOC), issuing roughly 3.4M shares. We've drawn 1.4% of the $5B facility, leaving approximately $4.9B in remaining capacity.

Preferred Equity: In Q4, we filed an S-1 relating to our Series C Perpetual Preferred Equity. Completing an offering of preferred equity remains strategically important for DFDV. We believe our onchain yield engine provides a natural funding source to service preferred distributions without diluting common shareholders.

Treasury Accelerator Update

DFDV UK: Read, Set...

DFDV UK, the first franchise under our Treasury Accelerator (TA) program, is continuing its setup for launch. We are being deliberate about launch timing. Our goal is to bring DFDV UK to market under conditions that maximize its ability to raise capital at an attractive mNAV, and the current environment has not yet provided that window. We would rather launch right than launch fast.

DFDV holds an equity stake in DFDV UK and will benefit from an ongoing asset management agreement. We are not disclosing the specific terms at this time, but shareholders should understand that both the equity position and the management fees are designed to be SPS-accretive to DFDV over time.

DFDV UK represents a proof of concept for the TA model: a locally domiciled, DFDV-branded Solana treasury vehicle that extends our global reach, broadens demand for SOL, and will generate value back to DFDV shareholders. We are encouraged by the early enthusiasm from prospective investors and believe the UK market, with its deep capital markets infrastructure and growing appetite for digital asset exposure, is the right place to prove the franchise model before scaling it further.

Japan & Korea: In Development... Japan and Korea remain highly attractive markets for the Treasury Accelerator. Both regions feature strong retail and institutional demand for crypto, favorable regulatory momentum, and local tax dynamics that create compelling opportunities for mNAV accretion. We are actively evaluating targets and timing for launch in both markets and will provide updates as we progress through diligence. ZeroStack We recently monetized our stake in ZeroStack (ZSTK) for approximately $3M in proceeds and all staking rewards generated by the loaned SOL. We view this as early validation of our ability to identify and execute on asymmetric investment opportunities, and we will continue to pursue similar opportunities when the risk/ reward profile warrants it and there is a clear line of sight to SPS growth. In Q1’26, DFDV made a strategic investment in Apyx, a DeFi protocol building a dividend backed stablecoin (“DBS”). This investment reflects our commitment to breaking away from the commoditized MSTR playbook and pushing the boundaries of what a DAT can be. This investment is a natural extension of our role as the bridge between TradFi and DeFi. Just as DFDV brings institutional capital onchain, Apyx translates DAT preferred equity into yield-bearing stablecoins. It takes a traditional financial instrument and makes it composable, programmable, and accessible to the onchain economy. Apyx represents a strategic extension of our thesis: that DATs can be active participants in the onchain economy, not passive holders. Why Apyx matters: • The stablecoin market is projected to grow from approximately $300B today to trillions over the coming decade. We expect that dividend-backed stablecoins, stablecoins that pass yield through to holders, will capture a meaningful share as institutional capital flows onchain. • While we do not control the protocol’s decisions, given that Apyx is an independent protocol, Apyx has stated publicly its intent to include DAT preferred equity in its collateral mix. Today, the protocol holds STRC and SATA. Given that direction, we believe any future preferred equity offering DFDV may pursue could be a candidate for inclusion in the Apyx basket, subject to the protocol’s own risk parameters, liquidity constraints, and governance processes. If that happens, it would create a natural source of demand for DFDV preferred instruments — a dynamic that we believe could be beneficial to our cost of capital and, by extension, our SPS growth. • This was a one-time strategic investment to help Apyx get off the ground. We do not intend to make ongoing capital commitments to Apyx. Our role is that of a strategic partner and early backer, not a recurring investor. We believe the intersection of DATs, preferred equity, and yield-bearing stablecoins is one of the most interesting design spaces in crypto. Apyx is our first step into that frontier. FY 2025 Strategic Investment: Apyx

FY 2025

DFDV

Solana Ecosystem Update

Solana Major Metrics (4Q2025)

Metric	Q4'25	Y/Y	Q/Q
Daily Active Users (DAUs)	2.9M	-52%	-22%
Transactions (B)	6.9B	-8%	-22%
Revenue	$90.5M	-89%	-59%
Stablecoin TVL	**$15.1B**	+308%	+46%
Tokenized Equity Volume	**$4.5B**	N/a	+289%
DEX Volume	$354B	-30%	+3%

Key Solana Developments

- **Solana ETF Launches:** In Q4'25, five Solana ETFs launched: BSOL, FSOL, GSOL, VSOL, and TSOL, with total flows by the end of Q4 reaching approximately $1.0 billion, according to Farside.
- **Network Updates:**
  - **Firedancer:** Jump Crypto's Firedancer validator client went live on Solana mainnet after roughly three years of development. Firedancer advances Solana's long-term goal of supporting up to one million transactions per second (TPS) and introduces a second, independently built client to the network. This significantly strengthens Solana's resilience, uptime, and operational redundancy. For institutions evaluating Solana, Firedancer directly addresses their highest-priority infrastructure requirements and removes one of the last remaining barriers to large-scale adoption.
  - **Alpenglow:** Solana's next major consensus upgrade, Alpenglow, is expected to go live later this year. The protocol is designed to reduce median confirmation times to roughly 150 milliseconds: a dramatic improvement from the approximately 12.8-second finality window under the current TowerBFT architecture. The speed gains come from a simplified voting mechanism where validators send votes directly rather than submitting vote transactions onchain, with a fast-path that confirms blocks in a single round when supermajority consensus is reached. Alpenglow represents a ground-up rearchitecture of Solana's consensus layer and, if performance holds in production, would make Solana's finality competitive with traditional payment networks.
- **Institutional Highlights:**
  - **Western Union Announces Stablecoin on Solana:** In October, Western Union announced plans to launch a U.S. Dollar Payment Token (USDPT) on Solana, citing the network's ability to support its "vision of modernizing financial infrastructure and expanding digital asset adoption on a global scale."
  - **J.P. Morgan Arranges Commercial Paper Issuance on Solana:** In January, J.P. Morgan arranged a U.S. Commercial Paper issuance for Galaxy on Solana, purchased by Coinbase and Franklin Templeton. The transaction is among the earliest debt issuances executed on a public blockchain and one of the first in the U.S. to use blockchain for the issuance and servicing of securities.

FY 2025 • Citi Completes Bill of Exchange on Solana: In early February, Citigroup completed the full lifecycle of a tokenized Bill of Exchange on Solana spanning issuance, financing, distribution, and settlement, alongside PwC. The transaction demonstrated that traditional trade finance instruments can be executed end-to-end on Solana’s infrastructure. • Goldman Sachs Discloses SOL ETF Holdings: Goldman Sachs disclosed $108M in Solana ETF holdings in its Q4 2025 13F filing, adding one of the most prominent names in global asset management to the growing list of institutional SOL holders. One of our most important recent contributions to the Solana investment ecosystem was the development and publication of our proprietary SOL valuation framework, which underpins our $10,000 SOL/USD price target. This model is a new approach for valuing SOL, and we want shareholders to understand the thinking behind it. The core insight of our model is that Solana is best understood not just as a technology platform or a cryptocurrency, but as a digital city. Cities generate economic value through density: the concentration of people, commerce, and capital in a single location creates network effects that compound over time. More residents attract more businesses; more businesses attract more capital; more capital funds better infrastructure; better infrastructure attracts more residents. The cycle is self-reinforcing. Solana operates on the same logic. Its high throughput and low latency create an environment where applications, users, and capital concentrate. DeFi protocols, stablecoin issuers, tokenized securities platforms, payment networks, and AI agents all colocate on Solana because they benefit from shared liquidity, composability, and a common settlement layer. The more activity on the network, the more valuable SOL becomes as the native asset required to transact, stake, and participate in the network. Our model takes a fundamentally different approach to valuing SOL. Rather than relying on fee multiples or revenue projections, we built a supply-demand framework we call the DFDV Model: Demand-Float Derived Valuation. The full model, including our methodology, assumptions, and scenario analysis, is available on our investor relations site. Agentic AI: An Emerging Demand Driver For SOL One of the most compelling and underappreciated demand drivers for SOL is agentic AI, autonomous AI systems that can transact, allocate capital, and interact onchain without human intervention. SOL to $10,000: The DFDV Model

FY 2025 In our research report “Every Agent Needs a SOL,” we outlined why Solana is uniquely positioned to become the default settlement layer for AI agents. The argument is simple: AI agents require fast, cheap, programmable transactions. They need to interact with DeFi protocols, transfer funds between wallets, and execute complex, multi-step operations in real time. Solana’s sub-second finality, negligible transaction costs, and deep DeFi liquidity make it the natural home for agent-driven commerce. We sized this opportunity in our report and believe agentic AI demand alone could support meaningful SOL price appreciation, independent of other demand drivers like DeFi growth, stablecoin adoption, and tokenized securities. Together, the Digital City framework and the Agentic AI thesis represent the intellectual foundation of our conviction in Solana. We intend to publish additional research in Q2 2026 covering RWA tokenization, stablecoin adoption dynamics, and existing consumer demand verticals, including spot trading and memecoin activity. These reports will further quantify the demand vectors feeding into our DFDV Model and reinforce our view that SOL remains significantly undervalued relative to the scale of the opportunity ahead. Q4 marked a step-function increase in DFDV’s visibility across both crypto-native and traditional financial audiences. While the DAT space faced headwinds, we focused on positioning DFDV as the category leader and expanding our reach among retail investors and the broader Solana ecosystem. Our leadership team maintained an active media presence throughout the quarter, with appearances and coverage across CNBC, Bloomberg, CoinDesk, and The Block. These engagements focused on educating the market around the DAT model, Solana’s growing role in global financial infrastructure, and DFDV’s differentiated approach to compounding SPS. A key milestone during the quarter was our inaugural Investor Day, where we provided a comprehensive overview of our strategy, SPS growth framework, capital allocation approach, and long-term vision for DFDV. The event served as a foundational moment in deepening engagement with both institutional and retail investors. We also deepened our presence across industry events and conferences. During Q4, the team attended and participated in major ecosystem gatherings, including Breakpoint 2025 in Abu Dhabi, where we hosted multiple side events alongside partners such as Solflare and Marinade Finance, and maintained a strong on-the-ground presence at the Etihad Arena. These events served as key touchpoints for institutional relationship building, ecosystem alignment, and brand expansion. Marketing and Awareness

FY 2025 On the content and community front, DFDV continued to scale its direct communication channels while also producing original pieces of content, such as “Cut Solana’s Inflation Rate? We’re In.” and “Crypto’s Winner of 2025: Solana”. We expanded our long-form footprint through podcast appearances, AMAs, and community discussions, reinforcing our reputation as the most transparent operator in the DAT space. Finally, we closed the year with strong third-party validation: DFDV was recognized as the top-performing crypto stock of 2025, delivering a +633% return and outperforming all listed DAT peers.6 This recognition, combined with our growing media presence and expanding community, reflects increasing market awareness of DFDV as the premier vehicle for Solana exposure. As we enter 2026, our priorities are clear: grow SPS, deepen our Solana ecosystem participation, and continue building the bridge between TradFi and DeFi. 2025 was our founding year. We launched our Solana treasury strategy, raised hundreds of millions in capital, and delivered returns that no other Solana DAT is close to matching. We did it in a market that tested every crypto treasury vehicle on earth. 2026 will be about weathering the bear market and emerging stronger on the other side. mNAV premiums The Road Ahead

FY 2025 will normalize for the best operators, and capital will flow to the vehicles that have earned trust through transparency, disciplined capital allocation, and clear strategic vision. We intend to be at the front of that line. But our ambitions extend well beyond the current cycle. The financial system is being rewritten in real time. Stablecoin adoption is surging, tokenized securities are replacing legacy infrastructure, and assets are moving onchain at an accelerating pace. This is not a future we are waiting for. It is happening now. Our job is to ensure that when this transition reaches full scale, our shareholders are positioned on the right side of it: with the biggest SOL stack possible. That is what we are building for, and what drives us every day. We thank you for your continued trust. In Service of SPS growth, Joseph Onorati March 31, 2026 Business Update Interview, 8:00 AM ET Our video interview will be on youtube.com/@defidevcorp at 8:00am ET on March 31, 2026. CEO Joseph Onorati, CFO John Han, COO & CIO Parker White, and CSO Dan Kang will all be on the video to answer questions submitted by sellside analysts and retail investors.

1. Artemis 2. Artemis 3. CryptoSlate 4. Based on stock price performance in Calendar Year 2025 5. Fully Diluted mNAV as of 03/27/26 6. Measures equity price performance for Calendar Year 2025 1. Q4 AOY figure is an internal estimate. It is unaudited and subject to change. 2. Total shares outstanding were 29,497,386 as of March 30, 2026. 3. Monthly SPS growth rate is calculated as the average monthly growth rate since April 30, 2025. Annualized Organic Yield is a key performance indicator (“KPI”) used by management to evaluate staking performance across our treasury assets. It is calculated as: (Total SOL Generated / Average Stake and Onchain SOL Balance) × 4 This metric reflects annualized, SOL-denominated returns based on total yield generated from both staking operations and onchain DeFi positions, including liquid staking tokens (LSTs) and other protocol-based activities. Because certain DeFi returns are recognized as capital gains rather than revenue under GAAP, AOY serves as a broader economic measure of organic yield than “Digital Asset Treasury Revenue.” This KPI is unaudited and presented to provide transparency into how management measures and optimizes onchain yield generation. Results may vary quarter to quarter based on staking dynamics, validator performance, market conditions, and onchain activity. Past performance is not indicative of future results. Note: Beginning in FY 2026, we will no longer report AOY as a standalone KPI. SPS growth will serve as our primary performance metric. Average Stake and Onchain SOL Balance represents the arithmetic average of total SOL actively deployed across staking and DeFi strategies during the reporting period. This includes SOL staked to validators operated by, or in partnership with, DeFi Development Corp., as well as SOL utilized in yield-generating Sources FY 2025 Notes Appendix

FY 2025 onchain positions such as liquid staking tokens (LSTs), lending, or liquidity provision. This figure reflects the effective capital base generating organic yield and serves as the denominator in the calculation of Annualized Organic Yield (AOY). mNAV is a KPI that measures our market capitalization as a multiple of our underlying Net Asset Value. It is calculated as: Market Capitalization / Net Asset Value (“NAV”) We present mNAV across six views: • Equity / SOL: Basic measure. Market cap divided by the market value of SOL holdings. • EV/SOL: Enterprise value (market cap plus net debt) divided by the market value of SOL holdings. • Debt-Adjusted: Equity value divided by SOL holdings net of debt. • ITM Instruments Convert: Same as view 3, adjusted for the pro forma conversion of all in-the-money convertible debt and warrants. • Fully Converted: Assumes all convertible debt converts to equity, removing it from liabilities and adding the corresponding shares. Warrants convert only if in-the-money. • Fully Diluted: Assumes all convertible debt and all warrants convert to equity, incorporating maximum potential dilution from both instruments. Market Capitalization = shares outstanding × current share price (adjusted for dilution where applicable). NAV = total value of SOL holdings (and other liquid assets) minus liabilities, marked to market

Forward-Looking Statements This release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements in this release include statements regarding business strategies and prospects, capital deployment plans, and expectations regarding future financial and operating metric reporting and targets, including regarding SPS and future SOL price, and can be identified by words such as: “anticipate,” “intend,” “plan,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. Forward- looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on the Company’s current beliefs, expectations, and assumptions regarding the future of its business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict and many of which are outside of the Company’s control. The Company’s actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward- looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: (i) fluctuations in the market price of SOL and any associated losses that the Company may incur as a result of a decrease in the market price of SOL; (ii) a failure for the demand for SOL, or activity on the SOL network, to continue to develop and grow as predicted in our DFDV Model or at all; (iii) volatility in our stock price, including due to future issuances of common stock and securities convertible into common stock; (iv) the effect of and uncertainties related the ongoing volatility in interest rates; (v) our ability to achieve and maintain profitability in the future; (vi) the impact on our business of the regulatory environment and complexities with compliance related to such environment including changes in securities laws or other laws or regulations; (vii) changes in the accounting treatment relating to the Company’s SOL holdings; (viii) our ability to respond to general economic conditions; (ix) our ability to manage our growth effectively and our expectations regarding the development and expansion of our business; (x) our ability to access sources of capital, including debt financing and other sources of capital to finance operations and growth and (xi) other risks and uncertainties more fully in the section captioned “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and other reports we file with the Securities and Exchange Commission. As a result of these matters, changes in facts, assumptions not being realized, or other circumstances, the Company’s actual results may differ materially from the expected results discussed in the forward-looking statements contained in this press release. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law. FY 2025